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                                 NEWS RELEASE
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                          Northern Trust Corporation
                            50 South LaSalle Street
                            Chicago, Illinois 60675

                        Contact:  Laurie McMahon, Investor Relations
                                  (312) 444-7811       or
                                  Sue Rageas, Public Relations
Release #01436                    (312) 444-4279
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FOR IMMEDIATE RELEASE
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NORTHERN TRUST CORPORATION TO REDEEM SERIES E PREFERRED STOCK DEPOSITARY SHARES

(CHICAGO, January 5, 1996) Northern Trust Corporation announced today the call for redemption on January 26, 1996 of all of its outstanding 6.25% Series E Preferred Stock Depositary Shares. Each Depositary Share represents one-twentieth of a share of Northern Trust Corporation's 6.25% Cumulative Convertible Preferred Stock, Series E, which will also be redeemed on that date. The Series E Preferred Stock, which has an aggregate stated value of $50 million, has been issued to the public only in the form of Depositary Shares.

     Each Depositary Share, unless converted into Northern Trust Corporation common stock, will be redeemed at $52.1875 plus dividends accrued from November 15, 1995 to the date of redemption in the amount of $.6163, for a total redemption price of $52.8038. There are 1,000,000 Depositary Shares outstanding. Each Depositary Share is convertible into 1.2048 shares of common stock, with cash to be paid for any fractional share. If all of the Depositary Shares are converted, approximately 1,204,800 shares of common stock would be added to the current total of approximately 55,664,400 shares outstanding.

     Notice of the call and a transmittal form are being mailed to all registered owners of Depositary Shares as of January 5, 1996. Dividends will cease to accrue on the Depositary Shares, and the conversion right will expire, at 5:00 p.m., Chicago time, on January 26, 1996. Holders who convert their shares are not entitled to receive accrued dividends on the Depositary Shares for the period from November 15, 1995 to the conversion date. The Depositary Shares may be surrendered for redemption or conversion with the transmittal form at Harris Trust and Savings Bank, 311 West Monroe, Chicago, Illinois 60606.
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     At the last sale price of $53.50 reported on the Nasdaq National Market
System on January 4, 1996, 1.2048 shares of Northern Trust Corporation common stock would have a market value of approximately $64.46, as compared to the redemption price of $52.8038 (including accrued dividends). As long as the market price of the common stock exceeds $43.83 per share, each Depositary Share may be converted into common stock with a market value greater than the redemption price (including accrued dividends). Northern Trust Corporation expects to announce its 1995 annual earnings to the public on or about January 16, 1996.

     A company spokesman stated that if all the Depositary Shares were converted into common stock, cash savings from the difference between the dividend rates on Depositary Shares and common stock would approximate $1.6 million annually. Conversion will have no effect on Northern Trust Corporation's fully diluted earnings per share, because the common stock issuable upon conversion of the Depositary Shares has previously been reflected in fully diluted shares.

     Northern Trust Corporation is a multi-bank holding company with subsidiaries in Illinois, Florida, New York, Arizona, Georgia, California, Texas and Connecticut. Its principal subsidiary is The Northern Trust Company, Chicago, Illinois. At September 30, 1995, Northern Trust Corporation had consolidated total assets of approximately $20.2 billion and consolidated stockholders equity of approximately $1.4 billion.
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